Exhibit (a)(5)(E)

Genius Sports Limited Announces the Reduced Exercise Price in the Previously Announced Consent Solicitation

LONDON & NEW YORK, January 18, 2023 –– Genius Sports Limited (NYSE: GENI) (“Genius” or the “Company”) announced today the Reduced Exercise Price and Automatic Exercise Price (each as defined below) in connection with its previously announced offer to exercise, and solicitation of consents relating to, the Company’s outstanding warrants.

Pursuant to a notice circulated to warrant holders on December 20, 2022, the Company notified warrant holders that the exercise price of the warrants would be lowered until the termination of the period during which the offer to exercise and consent solicitation is open (the “expiration date”) from $11.50 to an exercise price that is 74% of the volume-weighted average price of the ordinary shares for the one-trading day period on the New York Stock Exchange on January 17, 2023 (the “Reduced Exercise Price”).

The Reduced Exercise Price of the warrants is $3.1816. Holders of warrants that exercise their warrants on a cashless basis at the Reduced Exercise Price prior to the expiration date will receive 0.260 ordinary shares for each warrant exercised by such holder.

Pursuant to the consent solicitation, the Company’s Warrant Agreement will be amended so that any warrants not exercised by a holder thereof on or prior to the expiration date shall be exercised automatically on the holder’s behalf on the first trading day following the expiration date on a cashless basis at the exercise price that is 76.6% of the volume-weighted average price of the ordinary shares for the one-trading day period on the New York Stock Exchange on January 17, 2023 (the “Automatic Exercise Price”).

Therefore, if the consent solicitation is successful, the warrant holders who do not elect to exercise their warrants on or prior to the expiration date will have their warrants exercised at the Automatic Exercise Price of $3.2933. This will result in such holders receiving 0.234 ordinary shares per warrant, which is 10% less than the number of ordinary shares per warrant to be received by holders that exercise cashlessly at the Reduced Exercise Price on or prior to the expiration date.

If the Warrant Amendment is not approved and such condition is not waived, the warrants will retain their current terms and any exercises of warrants by holders at the Reduced Exercise Price will not be consummated and holders will be returned their warrants. The warrants currently have an exercise price of $11.50 per ordinary share and expire on April 20, 2026, subject to certain terms and conditions.

The Company has engaged BofA Securities, Inc. as solicitation agent. D.F. King & Co., Inc. has been appointed as the information and tabulation agent for the consent solicitation and Continental Stock Transfer & Trust Company is the Company’s transfer agent. Requests for documents should be directed to D.F. King & Co., Inc. at (800) 370-1749 (for warrant holders) or (212) 269-5550 (for banks and brokers) or via the following email address: geniussports@dfking.com.

Important Additional Information has been Filed with the U.S. Securities and Exchange Commission

In connection with the consent solicitation, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) an amended registration statement on Form F-4/A and an amendment to its tender offer statement on Schedule TO. The registration statement has not yet become effective. Securities may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement becomes effective.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any ordinary shares in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The consent solicitation is being made only through the Schedule TO and prospectus and the complete terms and conditions of the consent solicitation are set forth in the Schedule TO and prospectus. Copies of the Schedule TO and prospectus will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to D.F. King & Co., Inc. at the phone number and email address set forth above.

Holders of the warrants are urged to read the Schedule TO and prospectus carefully before making any decision with respect to the consent solicitation because they contain important information, including the various terms of, and conditions to, the consent solicitation.

None of the Company, any of its management or its board of directors, or the solicitation agent, the transfer agent or the information and tabulation agent makes any recommendation as to whether or not holders of warrants should consent to the Warrant Amendment in the consent solicitation.

About Genius Sports

Genius Sports is the official data, technology and broadcast partner that powers the global ecosystem connecting sports, betting and media. Our technology is used in over 150 countries worldwide, creating highly immersive products that enrich fan experiences for the entire sports industry. We are the trusted partner to over 400 sports organizations, including many of the world’s largest leagues and federations such as the NFL, EPL, FIBA, NCAA, NASCAR, AFA and Liga MX.

Genius Sports is uniquely positioned through cutting-edge technology, scale and global reach to support our partners. Our innovative use of big data, computer vision, machine learning, and augmented reality, connects the entire sports ecosystem from the rights holder all the way through to the fan.

Forward-Looking Statements

This press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements include information about our possible or assumed future results of operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify such forward looking statements. Forward-looking statements in this press release may include, for example, statements about the consummation of the consent solicitation, the entry into the Warrant Amendment and the effects of the consent solicitation on our capital structure. Although the Company believes that the forward-looking statements contained in this press release are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: our ability to successfully complete the consent solicitation; the effect of COVID-19 on our business; risks related to our reliance on relationships with sports organizations and the potential loss of such relationships or failure to renew or expand existing relationships; fraud, corruption or negligence related to sports events, or by our employees or contracted statisticians; risks related to changes in domestic and foreign laws and regulations or their interpretation; compliance with applicable data protection and privacy laws; pending litigation and investigations; the failure to protect or enforce our proprietary and intellectual property rights; claims for intellectual property infringement; our reliance on information technology; and other factors included under the heading “Risk Factors” in our filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances upon which any statement is based.

Contact

Media

Chris Dougan, Chief Communications Officer

+1 (202) 766-4430 chris.dougan@geniussports.com

Investors

Brandon Bukstel, Investor Relations Manager

+1 (954)-554-7932 brandon.bukstel@geniussports.com

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